Exhibit 10.1

FIRST AMENDMENT
TO
ENERGY PARTNERS, LTD.
AMENDED AND RESTATED
2000 LONG TERM STOCK INCENTIVE PLAN

The Energy Partners, Ltd. Amended and Restated 2000 Long Term Stock Incentive Plan is hereby amended in the following respects:

1.           A new subsection (f) is added to Section 3 to read in its entirety as follows:

“(f) Limitation on Committee’s Authority under Code Section 409A.  Anything in the Plan to the contrary notwithstanding, the Committee’s authority to modify outstanding Awards shall be limited to the extent necessary so that the existence of such authority does not (i) cause an Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code or (ii) cause an Award that is otherwise deferred compensation subject to Section 409A of the Code to fail to meet the requirements prescribed by Section 409A of the Code.”

2.           Subsection (c) of Section 4 is amended by adding the following sentence at the end thereof:

“Anything in the Plan to the contrary notwithstanding, no adjustment shall be made pursuant to this Section 4(c) that causes any Award that is not otherwise deferred compensation subject to Section 409A of the Code to become deferred compensation subject to Section 409A of the Code.”

3.           A new subsection (n) is added to Section 8 to read in its entirety as follows:

“(n) Code Section 409A Compliance. It is intended that the Plan and Awards issued thereunder will comply with Section 409A of the Code (and any regulations and guidance issued thereunder) to the extent the Awards are subject thereto, and the Plan and such Awards shall be interpreted on a basis consistent with such intent.  The Plan and any Award Agreements issued thereunder may be amended in any respect deemed by the Board or the Committee to be necessary to preserve compliance with Section 409A of the Code.  In the case of any Award that, for purposes of Section 409A of the Code, was not earned and vested on December 31, 2004 and that is treated as “deferred compensation” subject to Section 409A of the Code, notwithstanding any provision in an

Award Agreement to the contrary, (i) in the case of any payment under the Award that is to be made upon a termination of employment or other service, (x) such termination of employment or other service will be deemed to occur upon the Participant’s “separation from service” with the employer (within the meaning of Section 409A of the Code and the regulations thereunder), and (y) if the Participant is on the date of his or her “separation from service” a “specified employee” (within the meaning of Section 409A of the Code and the regulations thereunder and as determined by the Company in accordance with said Section 409A), then with regard to any payment that is required to be delayed pursuant to Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of the Participant’s “separation from service,” or (B) the date of the Participant’s death (the “Delay Period”); and, upon the expiration of the Delay Period, all payments delayed pursuant hereto (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid to the Participant in a lump sum, and any remaining payments due under the Award shall be paid in accordance with the normal payment dates specified for them, and (ii) in the case of any payment under the Award that is to be made upon a Change of Control, for this purpose Change of Control shall mean a transaction or event that constitutes a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the assets of the Company, within the meaning of Section 409A of the Code and the regulations thereunder.”

Dated: November 13, 2008
ENERGY PARTNERS, LTD. By: /s/ John H. Peper John H. Peper Executive Vice President, General Counsel and Corporate Secretary